Exhibit 99.1

Natus Medical Announces Record Third Quarter 2013 Financial Results

  Reports non-GAAP earnings per share of $0.30
  Reports non-GAAP gross profit margin of 61%
  Increases Q4’13 and Full Year revenue and earnings guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--October 24, 2013--Natus Medical Incorporated (NASDAQ: BABY) today announced financial results for the three months ended September 30, 2013.

For the third quarter ended September 30, 2013, the Company reported revenue of $85.4 million, up 5% from $81.0 million in the third quarter of the previous year. Net income was $6.3 million, or $0.20 per diluted share, compared with a net loss of $1.7 million, or $0.06 per share, in the third quarter of 2012.

For the nine months ended September 30, 2013, the Company reported revenue of $253.5 million, compared to $201.5 million in the comparable period of the previous year. Net income was $13.7 million, or $0.45 per diluted share, compared with a net loss of $1.1 million, or $0.04 per share, for the nine months ended September 30, 2012.

The Company reported non-GAAP earnings per share of $0.30 per diluted share for the third quarter 2013, up 88% from the $0.16 per diluted share reported for the third quarter of 2012, and $0.65 per diluted share for the nine months ended September 30, 2013, up 91% from the $0.34 per diluted share reported for the same period in the previous year.

The Company’s cash and cash equivalents increased $15.3 million to $44.2 million during the quarter and total debt was reduced by $2.5 million.

“I am very pleased to report our third quarter results. We exceeded our revenue and earnings guidance and improved our non-GAAP gross profit margin to 61%,” said Jim Hawkins, President and Chief Executive Officer of the Company. “This was driven by stronger than expected results from both our neurology and newborn care businesses. Both our domestic and international results exceeded our expectations and we saw noticeable improvements in the European market. We also ended the quarter with a higher order backlog.”

“Our third quarter non-GAAP operating margin of 15% is very satisfying and we now expect to reach our full-year 2013 non-GAAP operating profit margin goal of 12%. These results move us closer to our long-term non-GAAP operating profit margin goal of 13% to 17%,” Hawkins added. “We have made great progress in our operating results and cash generation while building market leading franchises in both Neurodiagnostics and Newborn Care.”

Financial Guidance

The Company increased revenue and earnings guidance for the fourth quarter and full year 2013.

For the fourth quarter 2013, the Company now expects revenue of $87 million to $90 million and non-GAAP earnings per share of $0.30 to $0.32. This compares to prior revenue guidance for the fourth quarter 2013 of $84 million to $88 million and non-GAAP earnings per share of $0.22 to $0.25.

For the full year 2013 the Company now expects revenue of $340 million to $343 million and non-GAAP earnings per share of $0.95 to $0.97. This compares to prior revenue guidance for the full year 2013 of $332 million to $338 million and non-GAAP earnings per share of $0.76 to $0.82.

Included in the Company’s 2012 third and fourth quarter revenues were one time shipments of proprietary product to CareFusion. Natus agreed to manufacture this product for CareFusion through a supply agreement that was part of the purchase of Nicolet. These one-time revenues totaled $3.4 million; $1.2 million in the third quarter and $2.2 million in the fourth quarter of 2012.

The Company's non-GAAP earnings guidance excludes amortization of acquisition related intangibles, acquisition related charges, restructuring charges, and their related tax effects.

The Company’s non-GAAP earnings guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, and direct costs of acquisitions. A reconciliation between non-GAAP and GAAP financial measures is included on page 6 of this press release.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, October 24, 2013. Individuals interested in listening to the conference call may do so by dialing 1-877-280-4953 for domestic callers, or 1-857-244-7310 for international callers, and entering reservation code 96300493. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 66408345.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding the benefit of cost improvement initiatives, the goal of driving non-GAAP operating margins to long-term goals of 13%-17%, revenue and non-GAAP profitability in the fourth quarter and full year 2013, the impact of amortization expense associated with acquisition-related intangible assets and any expected restructuring charges. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2012, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012

Revenue	$85,392	$81,019	$253,475	$201,459
Cost of revenue	34,058	36,456	104,518	89,237
Gross profit	51,334	44,563	148,957	112,222
	60.1%	55.0%	58.8%	55.7%
Operating expenses:
Marketing and selling	20,337	21,805	64,305	54,693
Research and development	7,536	8,513	24,337	21,844
General and administrative	14,323	18,811	40,160	39,206
Total operating expenses	42,195	49,129	128,802	115,743
Income from operations	9,138	(4,566)	20,155	(3,521)
Other income/(expense), net	(580)	(218)	(1,437)	259
Income before tax	8,558	(4,784)	18,718	(3,262)
Provision for income tax expense	2,271	(3,037)	4,969	(2,128)
Net income	$6,287	$(1,747)	$13,749	$(1,134)
Earnings per share:
Basic	$0.21	$(0.06)	$0.46	$(0.04)
Diluted	$0.20	$(0.06)	$0.45	$(0.04)

Weighted-average shares:
Basic	30,096	29,062	29,823	28,947
Diluted	30,791	29,822	30,576	29,584

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
GAAP based results:

Income before provision for income tax	$8,558	$(4,784)	$18,718	$(3,262)

Non-GAAP adjustments:

Amortization of acquired intangibles:
Cost of revenue	796	703	2,361	1,763
Marketing and selling	686	564	2,021	1,493
Research and development	341	338	967	1,013

Restructuring charges (G&A)	1,938	7,671	2,020	8,927
Direct costs of acquisitions (G&A)	-	786	1,774	2,778
Accelerate ERP system depreciation (G&A)	-	-	-	902
Backlog FMV Adjustments (Marketing & Sales)	-	720	-	720
Inventory FMV adjustment (COGS)	-	571	-	626
Non-GAAP income before provision for income tax	12,319	6,569	27,861	14,960

Income tax expense, as adjusted	3,231	1,928	7,932	4,768

Non-GAAP net income	$9,088	$4,641	$19,929	$10,192
Non-GAAP earnings per share:
Basic	$0.30	$0.16	$0.67	$0.35
Diluted	$0.30	$0.16	$0.65	$0.34

Weighted-average shares used to compute
Basic non-GAAP earnings per share	30,096	29,062	29,823	28,947
Diluted non-GAAP earnings per share	30,791	29,822	30,576	29,584

GAAP Gross profit	51,334	44,563	148,957	112,222
Amortization of intangibles	796	703	2,361	1,763
Backlog FMV adjustment	-	571	-	626
Non-GAAP Gross Profit	52,130	45,837	151,318	114,611
Non-GAAP Gross Margin	61.0%	56.6%	59.7%	56.9%

GAAP Operating profit	9,138	(4,566)	20,155	(3,521)
Amortization of intangibles	1,823	1,605	5,349	4,269
Restructuring and other charges	1,938	9,748	3,794	13,953
Non-GAAP Operating profit	12,899	6,787	29,298	14,701
Non-GAAP Operating margin	15.1%	8.4%	11.6%	7.3%

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	June 30,
	2013	2013
ASSETS	Q3-13	Q2-13

Current assets:
Cash and cash equivalents	$44,192	$28,910
Accounts receivable, net	84,803	87,557
Inventories	39,376	38,906
Other Current Assets	14,235	14,605
Total current assets	182,607	169,978

Property and equipment, net	24,425	25,842
Goodwill and Intangible assets	199,699	200,544
Other assets	9,037	8,445
Total assets	$415,767	$404,810

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$26,497	$25,811
Current debt	10,562	10,182
Accrued liabilities	25,922	24,007
Deferred revenue	12,449	11,951
Total current liabilities	75,430	71,951

Long-term liabilities:
Long-term debt, net	37,500	40,381
Other long-term liabilities	14,125	13,120
Total liabilities	127,055	125,452
Total stockholders’ equity	288,712	279,358
Total liabilities and stockholders’ equity	$415,767	$404,810

CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy, 650-802-0400
Sr. Vice President and Chief Financial Officer
InvestorRelations@Natus.com